EXHIBIT 10.3
JUNIPER NETWORKS, INC.
CHANGE OF CONTROL AGREEMENT
     This Change of Control Agreement (the “Agreement”) is made and entered into by and between Robyn Denholm (the “Employee”) and Juniper Networks, Inc., a Delaware Corporation (the “Company”), effective as of August 14, 2007 (the “Effective Date”).
RECITALS
     1. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.
     2. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     3. The Board believes that it is imperative to provide the Employee with certain severance benefits upon certain terminations of employment following a Change of Control. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
     4. Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Term of Agreement. This Agreement shall terminate upon the later of (i) January 1, 2009 or (ii) if a Change of Control has occurred on or before January 1, 2009 (or if a definitive agreement relating to a Change in Control has been signed by the Company on or before Janaury 1, 2009 and the closing of that transaction occurs on or before April 1, 2009), the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
     2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or under her Employment Agreement, or as may otherwise be available in accordance with the Company’s established employee plans.
     3. Severance Benefits.
          (a) Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Following a Change of Control Period. If the Employee signs and does not revoke a a full, effective release of claims, substantially in a form attached hereto as Exhibit A,(the “Release”) and either (i) between the date that is four (4) months following a Change of Control and the date that is twelve (12) months following a Change of Control the Employee terminates her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein), provided however, that the grounds for Good Reason may arise at anytime within the twelve (12) months following the Change of Control, or (ii) within twelve (12) months following a Change of Control the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than “Cause” (as defined herein), then the Employee shall receive the following severance from the Company:
               (i) Severance Payment. The Employee shall be entitled to receive a lump-sum severance payment (less applicable withholding taxes) equal to 100% of the Employee’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) the Employee’s termination, whichever is greater) plus 100% of the Employee’s target bonus for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater.
               (ii) Equity Compensation Acceleration. One hundred percent (100%) of the then unvested Employee’s outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards (the “Equity Compensation Awards”) that vest based on time (such as an option that vests 25% on the first anniversary of grant and 1/48th monthly thereafter) shall immediately vest and became exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse). With respect to Equity Compensation Awards that vest wholly or in part based on factors other than time, such as performance (whether individual or based on external measures such as Company performance, market share, stock price, etc.), (i) any portion for which the measurement or performance period or performance measures have been completed and the resulting quantities have been determined or calculated, shall immediately vest and become exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse) and (ii) the remaining portions shall immediately vest and become exercisable (and any rights of repurchase by the Company or restriction on sale shall lapse) in an amount equal to the number that would be calculated if the performance measures were achieved at the target level (for example, if the employee were granted 300 three year performance shares, where (a) the amount that can be earned is determined each year based on performance against annual performance targets but the entire amount vests at the end of the three years and (b) at target performance levels the employee could earn 1/3 of the amount each year and (c) the first year had been completed and the performance resulted in a calculation that 85 shares were earned and (d) the employee is terminated prior to the completion of year 2, then the amount that would vest and become immediately exercisable would be 285 shares — representing the 85 shares calculated for year 1 and the target amount of 100 shares for each of year 2 and year 3); provided however, that if there is no “target” number, then the number that vest shall be 100% of the amounts that could vest with respect to that measurement period. Any Company stock options and stock appreciation rights shall thereafter remain exercisable following the Employee’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.
               (iii) Continued Employee Benefits. To the extent permitted to be continued under COBRA coverage, Company-paid health, dental and vision insurance coverage at the same level of coverage as was provided to such Employee immediately prior to the Change of Control and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the Change of Control (the “Company-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) twelve (12) months from the date of termination, or (ii) the date upon which the Employee and her dependents become covered under another employer’s group health, dental and vision insurance plans that provide Employee and her dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and her dependents shall be the date upon which the Company-Paid Coverage terminates.
          (b) Timing of Severance Payments. One half of the severance payment to which Employee is entitled shall be paid by the Company to Employee in cash not later than 30 calendar days after the effective date of the Release. The other half of the severance payment to which Employee is entitled shall be paid by the Company to Employee in cash not later than six months after the effective date of the Release. If the Employee should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment (less any withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate.
          (c) Voluntary Resignation; Termination for Cause. If the Employee’s employment with the Company terminates (i) voluntarily by the Employee other than for Good Reason, or (ii) for Cause by the Company, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
          (d) Termination Outside of Change of Control Period. In the event the Employee’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, or if the Employee terminates for Good Reason within four months after a Change in Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
          (e) Internal Revenue Code Section 409A. Notwithstanding any other provision of this Agreement, if the Employee is a “specified employee” under Code Section 409A and a delay in making any payment or providing any benefit under this Plan is required to avoid imposition of additional taxes under Code Section 409A, such payments shall not be made until after six (6) months following the date of the Employee’s separation from service as required by Code Section 409A.
     4. Conditional Nature of Severance Payments and Benefits.
          (a) Noncompete. Employee acknowledges that the nature of the Company’s business is such that if Employee were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Employee’s employment with the Company, it would be very difficult for Employee not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Employee agrees and acknowledges that Employee’s right to receive the severance benefits set forth in Section 3(a) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business in Competition (as defined herein) with Company. Notwithstanding the foregoing, Employee may, without violating this Section 4, own, as a passive investment, shares of capital stock of a corporation or other entity that engages in Competition where the number of shares of such corporation’s capital stock that are owned by Employee represent less than three percent of the total number of shares of such entity’s capital stock outstanding.
          (b) Non-Solicitation. Until the date twelve (12) months after the termination of Employee’s employment with the Company for any reason, Employee agrees and acknowledges that Employee’s right to receive the severance payments set forth in Section 3(a) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee neither directly nor indirectly soliciting, inducing, recruiting or encouraging an employee to leave his or her employment either for Employee or for any other entity or person with which or whom Employee has a business relationship.
          (c) Understanding of Covenants. Employee represents that she (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of herobligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.
          (d) Remedy for Breach. Upon any breach of this section by Employee, all severance payments and benefits pursuant to this Agreement shall immediately cease and any stock options or stock appreciation rights then held by Employee shall immediately terminate and be without further force and effect, and Employee shall return all of the consideration paid by the Company under this Section 3 and remit any shares of Restricted Stock or shares purchased under stock options to the extent vesting accelerated under Section 3 above (or the profits from the sale of such shares if they are or have been sold).
     5. Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such benefits shall be either be:
(i)	delivered in full, or

(ii)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, the determination of Employee’s excise tax liability and the amount required to be paid under this Section 5 shall be made in writing by the Company’s independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.
     6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Cause. “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with her responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) Employee being convicted of, or pleading nolo contendere to a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed her duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

          (b) Change of Control. “Change of Control” means the occurrence of any of the following:
           (i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
           (ii) Any action or event occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
           (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
           (iv) The consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets.
          (c) Competition. means the development, marketing or sale of networking equipment or network security software or products in the United. For the avoidance of doubt, Competition includes, but is not limited to, Cisco Systems, Huawei, Alcatel, Checkpoint, and Foundry.
          (d) Disability. “Disability” shall mean that the Employee has been unable to perform her Company duties as the result of her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of her duties hereunder before the termination of her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.
          (e) Good Reason. “Good Reason” means without the Employee’s express written consent (i) a material reduction of the Employee’s duties, title, authority or responsibilities, relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company remains the Chief Financial Officer of the subsidiary or business unit substantially containing the Company’s business following a Change of Control) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason”; (ii) a substantial reduction of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base compensation or total target cash compensation of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of benefits to which the Employee was entitled immediately prior to such reduction with the result that such Employee’s overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than forty (40) miles from such Employee‘s then present location.
     7. Successors.
          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     8. Notice.
          (a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
          (b) Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason or Disability or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Disability shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing her rights hereunder.
     9. Miscellaneous Provisions.
          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          (d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings,

undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.
          (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.
          (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	JUNIPER NETWORKS, INC.

	By:	/s/ Mitchell L. Gaynor

	Title:	Vice President and General Counsel

	Date:	August 29, 2007

EMPLOYEE	By:	/s/ Robyn Denholm

	Title:	EVP and Chief Financial Officer

	Date:	August 29, 2007

Exhibit A
Form of Release Agreement
AGREEMENT
AND GENERAL RELEASE
     This AGREEMENT AND GENERAL RELEASE of claims (“Agreement”) is entered into by and between Juniper Networks, Inc. (the “Company” or “Juniper”) and                      (“EEE”). In consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the parties agree as follows:
          (a) The Company agrees with EEE as follows:
               1. The effective date of EEE’s termination of employment with Juniper (the “Termination Date”) will be                     , or such earlier date as EEE may voluntarily resign. As of the Termination Date, all payments and benefits which EEE is or would be entitled to receive under this Agreement (other than amounts then accrued and owing) shall cease at that time, subject to COBRA conversion rights and the payment of any unused accrued PTO pay.
               2. EEE’s stock options shall continue to vest through the earlier of the date EEE voluntarily terminates EEE’s employment or the Termination Date. EEE’s ability to exercise EEE’s vested options following the termination of EEE’s employment agreement shall be governed by the provisions of EEE’s offer letter, stock option agreements and the provisions of the stock option plans, as applicable, pursuant to which such options were originally granted (the “Option Plan(s)”).
               3. As of the Termination Date, EEE will be entitled to receive a refund of any accrued but unused Employee Stock Purchase Plan (ESPP) contributions.
               4. Provided this Agreement becomes effective and is not revoked under Section C10 and has not been breached by EEE, (i) Juniper will pay to EEE within the later of three days after the effective date of this Agreement or seven days after the Termination Date an amount equal to [the amounts set forth in the applicable offer letter or severance or change of control agreement] and (ii) with respect to the option for [                    ] shares of Common Stock granted on [                    ], the vesting shall accelerate by to [the amounts set forth in the applicable offer letter, severance or change of control agreement].
               5. EEE shall return to the Company all Company documents and any other Company property which EEE has in EEE’s possession, including, but not limited to, computer equipment, cellular telephone, Blackberry, Secure ID card and corporate credit card, all software and technical documents,

Company files, notes, drawings, records, plans and forecasts, financial information, specifications, computer recorded information, tangible property, entry cards, identification badges and keys; any material of any kind which contains or embodies any proprietary or confidential information of the Company (and all reproductions thereof).
               6. Unless otherwise indicated, all required and authorized payroll deductions shall be withheld from all amounts to be paid to EEE under this Agreement. Except as set forth in EEE’s offer letter, no unearned bonuses or other incentive compensation will be due EEE. All unreimbursed travel and business expenses to which EEE is entitled to reimbursement as of the Termination Date will be promptly paid to EEE after submission of expense reports in accordance with standard Juniper policy.
          (b) EEE for EEE, and for EEE’s heirs, executors, administrators, assigns, and successors, agrees as follows:
               (i) To forever fully release, remise, acquit and discharge the Company, its predecessors and successors, and its subsidiaries, officers, directors, agents, attorneys, employees and assigns (hereafter collectively referred to as “Releasees”), and covenant not to sue or otherwise institute or cause to be instituted or any way participate in (except at the request of the Company) legal or administrative proceedings against Releasees with respect to any matter, including, without limitation, any matter arising out of or connected with EEE’s employment with the Company or the termination of that employment, including any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity, or otherwise, whether or not now known or ascertained, which exist on or before the date that this Agreement becomes effective under Section C 10(d).
               1. That at all times in the future EEE will remain bound by the Juniper Employment, Confidential Information, Inventions Assignment and Arbitration Agreement previously executed by EEE (or any comparable employee inventions assignment and confidentiality agreement entered into with Juniper or any of its subsidiaries or affiliates). EEE agrees that for a period of twelve (12) months immediately following the termination of EEE’s relationship with Juniper, EEE shall not either solicit, induce, recruit, interview, or encourage any of the employees of Juniper or any of its subsidiaries, affiliates or parents, to leave their employment, or attempt to solicit, induce, or recruit employees of Juniper or any of its subsidiaries, affiliates or parents, either for EEE or for any other person or entity.
               (ii) That EEE and the Company shall not make any negative or disparaging remarks about EEE or as applicable, the Company, its officers, employees, directors, products, services or business practices.
                      2. That EEE is waiving any rights EEE may have had or now has to pursue any and all remedies available to EEE under any employment-related cause of action against Releasees, including without limitation, claims of wrongful discharge, retaliation, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, violation of the provisions of the California Labor Code, the Employee Retirement Income Security Act, and any other laws and regulations relating to employment or termination of employment. EEE further acknowledges and expressly agrees that EEE is waiving any and all rights EEE may have had or now has to pursue any claim of discrimination, including but not limited to, any claim of discrimination or harassment based on sex, age, race, national origin, disability, or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the California Constitution, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, as amended, and all other laws and regulations relating to employment
               3. Notwithstanding any other term in this Agreement, the release contained in this Agreement shall not release (i) any obligations arising out of this Agreement, (ii) EEE’s right to indemnification to the fullest extent provided for in any contract, document or statute, (iii) EEE’s rights in and to any employee benefit plan (e.g. 401k Plan) to the fullest extent provided for in the applicable plan, (iv) EEE’s right to apply for unemployment insurance, and (v) EEE’s rights to EEE’s equity in the Company, including without limitation, EEE’s rights in and to her Company stock certificates, EEE’s right to exercise stock options, and EEE’s right to sell or otherwise dispose of her equity in the Company.
               4. That EEE will not, except as may be mandated by statutory or regulatory requirements or as may be required by legal process, disclose to others the fact or terms of this settlement, the amounts referred to in this Agreement, or the fact of the payment of said amounts, except that EEE may disclose that information to EEE’s immediate family members, attorneys, accountants, financial planners, tax advisors, banks or financial institutions or other professional advisors to whom the disclosure is necessary to effectuate the purposes for which EEE has consulted with such professional advisors or institutions. EEE may also disclose this Agreement and the contents of this Agreement to any government agency which requests a copy of this Agreement or the information contained in this Agreement. EEE understands that this covenant of non-disclosure is a material inducement to the Company for the making of this settlement and that, for the breach thereof the Company will be entitled to pursue its legal and equitable remedies, including, without limitation, the right to seek injunctive relief.
               7. That at Juniper’s request, EEE will execute on or after the Termination Date, releases essentially identical with those contained in Sections B1, B4 and B5 covering all periods through the Termination Date.
          B. The Company, on behalf of itself and its officers, directors and managing agents and EEE, for himself/herself, and EEE’s heirs, executors, administrators, assigns, and successors, jointly agree as follows:
               1. That nothing contained in this Agreement shall constitute or be treated as an admission by Releasees or EEE of liability, of any wrongdoing, or of any violation of law.
               2. That if any provision of this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the extent permitted by law.
               3. That except for the Employment Agreement, Confidential Information, Invention Assignment and Arbitration Agreement (and any comparable agreement) between the Company and EEE and except as expressly provided herein, this Agreement shall supersede and render null and void any and all prior agreements between the parties. The parties further agree that this Agreement constitutes the entire agreement between the parties regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document executed by EEE and a duly authorized officer of the Company.

               4. That, except as specifically set forth in this Agreement, this Agreement extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past or present, arising from or attributable to EEE’s employment with the Company or the termination of that employment, and that the Company and EEE hereby expressly waive any and all rights granted to them under Section 1542 of the California Civil Code (or any analogous state law or federal law or regulation), which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.
               5. That this Agreement shall bind and benefit EEE’s heirs, executors, administrators, successors, assigns, and each of them; it shall also bind and benefit the Company and its successors and assigns.
               6. That this Agreement shall be deemed to have been entered into in the State of California and shall be construed and interpreted in accordance with the laws of that state.
               7. That should there hereafter be any litigation between or among any of the parties to this Agreement alleging a breach of this Agreement or seeking enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover its or its reasonable attorneys’ fees and costs of such litigation from the other party, providing that in all cases, each party shall share bear responsibility for half of all JAMS filing and administrative fees, and half of all arbitrator’s fees.
               8. That each party hereby agrees to accept and assume the risk that any fact with respect to any matter covered by this Agreement may hereafter be found to be other than or different from the facts it believes at the time of this Agreement to be true, and agrees that this Agreement shall be and will remain effective notwithstanding any such difference in fact.
               9. That this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy shall have the same force and effect as execution of an original, and a facsimile signature shall be deemed an original and valid signature.
               10. EEE hereby acknowledges and understands and EEE agrees that:
                    (1) EEE may have at least twenty-one (21) days after receipt of this Agreement within which EEE may review and consider it, discuss it with an attorney of EEE’s own choosing, and decide to execute or not execute this Agreement;
                    a) EEE has seven (7) days after the execution of this Agreement within which EEE may revoke this Agreement;
                    b) In order to revoke this Agreement, EEE must deliver to the Company’s General Counsel, Mitch Gaynor, on or before seven (7) days after the execution of this Agreement, a letter stating that EEE is revoking this Agreement; and
                    c) This Agreement shall not become effective or enforceable until after the expiration of seven (7) days following the date EEE executes this Agreement.

               11. That they have read and understand this Agreement, and that they affix their signatures hereto voluntarily and without coercion. EEE further acknowledges that EEE has at least twenty-one (21) days within which to consider this Agreement, that EEE was advised by the Company to consult with an attorney of EEE’s own choosing concerning the waivers contained in and the terms of this Agreement, and that the waivers EEE has made and the terms EEE has agreed to herein are knowing, conscious and with full appreciation that EEE is forever foreclosed from pursuing any of the rights so waived.
               12. EEE has no duty to mitigate any breach by the Company of this Agreement, nor shall any such payment required by this Agreement be reduced by any earnings that EEE may receive from any other source.

Dated:
EEE
Dated:
Juniper Networks, Inc.

By:

	Title:	Vice President and General Counsel